                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FLEETWOOD ENTERPRISES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

  The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. ("Fleetwood") will be held at the corporate offices of Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California, on September 12, 1995 at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1. To elect two directors to serve three-year terms ending in 1998, and until their successors are elected and qualified. Management has nominated for director the two persons specified in the accompanying Proxy Statement.

  2. To transact such other business as may properly come before the meeting.

  The close of business on July 14, 1995 has been fixed as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof.

  Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common Stock be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors

                                          William H. Lear
                                          Secretary

Riverside, California
Dated: July 19, 1995

                          FLEETWOOD ENTERPRISES, INC.
                               3125 MYERS STREET
                          RIVERSIDE, CALIFORNIA 92503

                                PROXY STATEMENT

  Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 12, 1995, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 14, 1995 are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to deliver these proxy materials to such shareholders of record on approximately July 19, 1995.

  Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

  As of the record date, 46,061,542 shares of Fleetwood's Common Stock, its only outstanding securities, were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                             ELECTION OF DIRECTORS

  Under Fleetwood's Bylaws, which provide for a "classified Board", two directors (out of a total of eight) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in 1998 and until their successors have been elected and qualified. Unless the vote is withheld by the shareholder, proxies will be voted for the re-election of John C. Crean and William W. Weide. If either or both of the nominees should become unavailable for election, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that either of the nominees will be unavailable for election.

  Each shareholder is entitled to one vote for each share of Common Stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute the total number of votes on the same principle among as many candidates as desired, and the two candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

  The following information is furnished as of July 14, 1995 with respect to the two nominees, both of whom are presently Fleetwood directors, as well as for the other six Fleetwood directors whose terms of office will continue after the 1995 Annual Meeting.

                           PRINCIPAL OCCUPATION       DIRECTOR  TERM
  NAME                         OR EMPLOYMENT      AGE  SINCE   EXPIRES
  ----                    ----------------------- --- -------- -------
John C. Crean             Chairman of the Board    70   1957    1995
                           and Chief Executive
                           Officer
William W. Weide          Vice Chairman            71   1959    1995
Glenn F. Kummer           President and Chief      61   1983    1997
                           Operating Officer
Andrew Crean(1)           Private Investor         44   1981    1996
Dr. Douglas M. Lawson(2)  Fund-Raising Consultant  59   1981    1996
Thomas A. Fuentes(3)      Engineering Firm         46   1993    1997
                           Executive
Walter F. Beran(4)        Chairman of Financial    69   1993    1996
                           Services Firm
Dr. James L. Doti(5)      University President     48   1995    1997

- --------
(1) Andrew Crean is the son of John C. Crean.
(2) Dr. Lawson is President of Douglas M. Lawson Associates, New York-based firm that specializes in management and consulting activities with respect to charitable fund raising.
(3) Mr. Fuentes is Senior Vice President of Tait & Associates, Inc., an engineering firm located in Orange, California.
(4) Mr. Beran is Chairman of Pacific Alliance Group, a financial services firm. Previously, he served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until his retirement in 1986. Mr. Beran also serves as a director of ARCO Chemical Company, the Hillhaven Corporation, and Pacific Scientific Company.
(5) Appointed on May 15, 1995 to replace Dale T. Skinner, who retired and was named Director Emeritus. Dr. Doti is President of Chapman University, located in Orange, California, where he also founded the University's Center for Economic Research. Dr. Doti is a director of First American Financial Corporation, CIMCO, Inc. and Standard Pacific Corp.

BOARD COMMITTEES

  Fleetwood's Board of Directors has standing Compensation and Audit Committees. None of the Directors who serve on these committees are executive officers of Fleetwood. The Board of Directors met four times during the fiscal year ended on April 30, 1995 and the aggregate of Board and Committee meetings totaled thirteen during such period. All of Fleetwood's current directors attended at least 75% of the meetings of the Board of Directors and, if applicable, the committee(s) on which they served during such fiscal year.

  The Compensation Committee met five times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It assumed the duties, powers and responsibilities formerly exercised by the Board's Long-Term Incentive and Stock Option Committees, which include interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Walter F. Beran, Chairman, Thomas A. Fuentes and Dr. Douglas M. Lawson.

  The Audit Committee, which then consisted of Dr. Douglas M. Lawson, Chairman, Thomas A. Fuentes and Walter F. Beran, met three times during the past fiscal year. Dr. Doti was appointed to the Audit Committee in place of Mr. Fuentes, effective July 1, 1995. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the fees related to the performance of such services. During each Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management, if desired.

OUTSIDE DIRECTORS' COMPENSATION

  All members of the Board of Directors who are not Fleetwood employees receive compensation on account of their service as Fleetwood directors in the amount of $12,000 per year, payable quarterly, and an additional fee in lieu of reimbursed expenses in the amount of $200 per trip to attend a Board and/or Committee meeting. In addition, members of the Audit Committee and Compensation Committee each receive additional compensation in the amount of $4,000 per year per Committee, payable quarterly.

  Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 2,000 shares of Fleetwood common stock at an exercise price equal to the market value of the underlying shares of common stock on the date of grant; the options expire ten years after the date of grant or three years after service as a director is terminated, whichever occurs earlier, and become fully exercisable within one year after the date of grant. Dr. Lawson and Messrs. Beran, Fuentes and Andrew Crean all received options under this Plan during fiscal 1995 and Dr. Doti received a pro-rata award as of the date he became a Fleetwood director.

DIRECTOR AND OFFICER STOCK OWNERSHIP

  The following table sets forth the ownership of Fleetwood Common Stock as of July 14, 1995 by each Fleetwood Director, the Chief Executive Officer and the four other most highly compensated executive officers and all Directors and officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations. With the exception of John C. Crean, who owns of record or beneficially 17.8% of Fleetwood's outstanding Common Stock (including shares which are obtainable if vested options are exercised), none of the persons listed below has record or beneficial ownership of more than 1% of the outstanding shares of Fleetwood's Common Stock. The group has record or beneficial ownership (including shares which are obtainable if vested options are exercised) of 21.9% of the outstanding shares of Fleetwood's Common Stock.

                               NAME                           TOTAL OWNERSHIP(1)
                               ----                           ------------------
      Walter F. Beran........................................          5,510
      Andrew Crean...........................................        409,148(2)
      John C. Crean..........................................      8,604,680(3)
      Dr. James L. Doti......................................            658
      Thomas A. Fuentes......................................          5,256
      Glenn F. Kummer........................................        403,000
      Dr. Douglas M. Lawson..................................          8,000(4)
      Jon A. Nord............................................        327,600
      Lawrence F. Pittroff...................................        102,000
      Elden L. Smith.........................................        153,000
      William W. Weide.......................................         92,630(5)
      22 Directors and Executive Officers as a Group.........     10,600,282

- --------
(1) Includes shares of Fleetwood Common Stock which may be obtained if vested options issued under Fleetwood's 1982 Key Employee Stock Option Plan, 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 4,510, Mr. Andrew Crean, 6,000, Mr. John Crean, 597,800, Dr. Doti, 658, Mr. Fuentes, 5,256, Mr. Kummer, 391,000, Dr. Lawson, 6,000, Mr. Nord, 311,600, Mr.
    Pittroff, 101,000, Mr. Smith, 151,000, Mr. Weide, 57,400, and 22 Directors and Executive Officers as a Group, 2,111,024.
(2) Includes 10,448 shares owned by, or by trusts for the benefit of, certain members of his family.
(3) Includes 404,000 shares owned of record by a limited partnership in which a corporation he controls is the general partner and the balance owned by a trust for the benefit of his family.
(4) Includes 1,800 shares owned by his company or its profit sharing trust.
(5) Includes 35,330 shares owned by a trust for the benefit of his family.

DIRECTOR AND OFFICER SECURITIES REPORTS

  The Federal securities laws require Fleetwood's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Fleetwood Common Stock. To the best of Fleetwood's knowledge, all persons subject to these reporting requirements with respect to Fleetwood Common Stock filed the required reports on a timely basis during the fiscal year ended on April 30, 1995.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth as of the record date, information concerning the only other shareholder known to Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of Fleetwood's outstanding Common Stock.

                              AMOUNT AND NATURE OF   PERCENT OF
       NAME AND ADDRESS      BENEFICIAL OWNERSHIP(1)   CLASS
       ----------------      ----------------------- ----------
      FMR Corp.                     5,410,086          11.75%
       82 Devonshire Street
       Boston, MA 02109

- --------
(1) It is Fleetwood's understanding that the shares are beneficially owned by affiliates which are investment advisers or the trustee or managing agent of private investment accounts, and that the shareholder has sole investment authority with respect to all of the shares and sole voting authority with respect to a majority of the shares.

                             EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ended April 30, 1995, April 24, 1994 and April 25, 1993, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, including the Chief Executive Officer.

                                                            LONG-
                            ANNUAL COMPENSATION       TERM COMPENSATION
                         -------------------------- ---------------------
                                                     AWARDS    PAYOUTS
                                                    -------- ------------
                         FISCAL                     OPTIONS/  LONG-TERM      ALL OTHER
 NAME AND POSITION        YEAR   SALARY    BONUS     SHARES  INCENTIVE(1) COMPENSATION(2)
 -----------------       ------ -------- ---------- -------- ------------ ---------------
John C. Crean
 Chairman of the Board    1995  $111,000 $1,206,698 175,000    $592,620      $679,065
 of Directors and         1994  $111,000 $1,327,676 100,000    $607,140      $522,421
 Chief Executive Officer  1993  $111,000 $1,468,533 200,000    $432,615      $367,344

Glenn F. Kummer           1995  $ 99,000 $1,055,861 148,000    $533,358      $481,664
 President and Chief      1994  $ 99,000 $1,161,716  85,000    $546,427      $371,613
 Operating Officer        1993  $ 99,000 $1,284,966 120,000    $389,354      $259,646

Jon A. Nord               1995  $ 87,000 $  506,577  58,000    $296,310      $320,516
 Senior Vice President    1994  $ 87,000 $  544,368  33,000    $303,571      $267,486
 Housing Group            1993  $ 87,000 $  628,952  60,000    $216,308      $205,545

Elden L. Smith            1995  $ 87,000 $  434,242  58,000    $296,310      $213,240
 Senior Vice President    1994  $ 87,000 $  479,357  33,000    $303,571      $164,175
 RV Group                 1993  $ 87,000 $  525,042  60,000    $216,308      $110,906

Lawrence F. Pittroff      1995  $ 84,000 $  341,406  39,000    $237,048      $168,295
 Senior Vice President    1994  $ 84,000 $  368,799  22,000    $303,571      $125,284
 and President of         1993  $ 84,000 $  407,926  40,000    $173,046      $ 85,533
 Fleetwood
 Credit Corp.

- --------
(1) Payments made after fiscal year-end, but accrued for the two-year award period ended April 30, 1995 under the Company's Long-Term Incentive Plan.
(2) Includes payments made under the Company's two non-funded retirement plans, the Supplemental Benefit Plan and Benefit Restoration Plan, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and, in the case of Mr. Crean, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on the lives of Mr. Crean and his wife owned by an irrevocable trust for the benefit of Mr. Crean's family. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

                                  NON-FUNDED RETIREMENT  DIVIDEND   SPLIT-DOLLAR
                                    PLAN CONTRIBUTION   EQUIVALENTS  INSURANCE
                                  --------------------- ----------- ------------
      Mr. Crean
       1995......................       $356,315         $282,926     $39,824
       1994......................       $306,629         $198,900     $16,882
       1993......................       $243,845         $113,374     $10,125
      Mr. Kummer
       1995......................       $303,869         $177,795
       1994......................       $260,738         $110,573         --
       1993......................       $206,706         $ 52,940         --
      Mr. Nord
       1995......................       $164,944         $155,572
       1994......................       $144,811         $122,675         --
       1993......................       $114,074         $ 91,473         --
      Mr. Smith
       1995......................       $145,195         $ 68,045
       1994......................       $121,800         $ 42,375         --
       1993......................       $ 92,506         $ 18,400         --
      Mr. Pittroff
       1995......................       $122,885         $ 45,410
       1994......................       $ 97,034         $ 28,250         --
       1993......................       $ 72,683         $ 12,650         --

OPTION GRANTS

  The following table lists certain information concerning stock options granted to Fleetwood's five highest paid executive officers during the fiscal year ended on April 30, 1995 under Fleetwood's 1992 Stock-Based Incentive Compensation Plan.

                                                                         POTENTIAL REALIZABLE VALUE
                                                                           AT ASSUMED ANNUAL RATES
                                                                         OF STOCK PRICE APPRECIATION
                                      INDIVIDUAL GRANTS(1)                 FOR 10-YEAR OPTION TERM
                         ----------------------------------------------- ----------------------------
                                 % OF TOTAL
                                  OPTIONS
                                 GRANTED TO
                                 EMPLOYEES           EXERCISE
                         OPTIONS IN FISCAL    DATE   OR BASE  EXPIRATION
                         GRANTED    YEAR    OF GRANT  PRICE      DATE         5%            10%
                         ------- ---------- -------- -------- ---------- ------------- --------------
John C. Crean........... 100,000   12.92%    6/14/94 $20.125    6/14/04     $1,267,875    $3,199,875
                          75,000    9.69%   12/21/94 $18.25    12/21/04     $  862,313    $2,176,313
Glenn F. Kummer.........  88,000   11.37%    6/14/94 $20.125    6/14/04     $1,115,730    $2,815,890
                          60,000    7.75%   12/21/94 $18.25    12/21/04     $  689,850    $1,741,050
Jon A. Nord.............  33,000    4.26%    6/14/94 $20.125    6/14/04     $  418,399    $1,055,959
                          25,000    3.23%   12/21/94 $18.25    12/21/04     $  287,438    $  725,438
Elden L. Smith..........  33,000    4.26%    6/14/94 $20.125    6/14/04     $  418,399    $1,055,959
                          25,000    3.23%   12/21/94 $18.25    12/21/04     $  287,438    $  725,438
Lawrence F. Pittroff....  22,000    2.84%    6/14/94 $20.125    6/14/04     $  278,933    $  703,973
                          17,000    2.20%   12/21/94 $18.25    12/21/04     $  195,457    $  493,298

- --------
(1) These awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan. Under this plan, the option price must be not less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. Stock options may not be exercised during the first six months after the date of grant.

OPTIONS HELD AND YEAR-END VALUES

  The following table contains information on stock options held by the five executive officers named in the Summary Compensation Table as of April 30, 1995. None of such officers exercised any stock options in fiscal 1995.

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                  OPTIONS HELD AT        IN-THE-MONEY OPTIONS
            NAME                  APRIL 30, 1995           AT APRIL 30, 1995
            ----             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
John C. Crean...............   522,800      75,000     $4,138,075    $356,350
Glenn F. Kummer.............   331,000      60,000     $2,178,125    $285,000
Jon A. Nord.................   286,000      25,000     $3,136,712    $118,750
Elden L. Smith..............   126,000      25,000     $  737,750    $118,750
Lawrence F. Pittroff........    84,000      17,000     $  500,250    $ 80,750

LONG-TERM INCENTIVE PLAN AWARDS

  The following table sets forth information concerning awards made to Fleetwood's five highest-paid executive officers during the fiscal year ended on April 30, 1995 under Fleetwood's Long-Term Incentive Plan.

                                                 ESTIMATED FUTURE PAYOUTS UNDER
                          PERFORMANCE OR OTHER   NON-STOCK PRICE BASED PLANS(1)
                         PERIOD UNTIL MATURATION ------------------------------------
   NAME AND POSITION            OR PAYOUT         THRESHOLD     TARGET       MAXIMUM
   -----------------     ----------------------- -----------   ----------   ---------
John C. Crean...........    5/1/95 to 4/27/97         30%          45%          60%
Glenn F. Kummer.........    5/1/95 to 4/27/97         27%        40.5%          54%
Elden L. Smith..........    5/1/95 to 4/27/97         15%        22.5%          30%
Jon A. Nord.............    5/1/95 to 4/27/97         15%        22.5%          30%
Lawrence F. Pittroff....    5/1/95 to 4/27/97         12%          18%          24%

- --------
(1) Represents the percentage of the named individual's average annual compensation for the award period payable at the three performance levels. Award payouts are tied to the achievement of targets with respect to cash flow returns on Fleetwood's gross cash investment for the award period. For the two-year award period ending in 1997, the minimum performance level ("Threshold") is 12.39%, the performance objective ("Target") is 14.39% and the maximum performance objective ("Maximum") is 14.39%, all of which involve substantial increases over the targets for the award period which began a year earlier. No incentive is paid unless the Threshold is achieved. The aggregate of long-term incentive compensation payments, excluding payments to deceased, disabled or retired participants, may not exceed three percent of Fleetwood's aggregate cash flow return for the award period.

CHANGE-OF-CONTROL ARRANGEMENTS

  The employment contracts of Fleetwood officers and corporate managers provide for severance pay benefits in connection with a "change of control" of Fleetwood. Such provisions in the employment contracts of Fleetwood officers, for example, including those of Messrs. Crean, Kummer, Nord, Smith and Pittroff, entitle the employee to severance pay benefits in the event employment is terminated by Fleetwood without good cause or by the manager after suffering certain specified adverse changes in employment circumstances, in either case within three years after the change of control, or by the manager, for any reason during the period between three months and twelve months after the change of control. A "change of control" is defined in such employment contracts as circumstances under which either a third party or group acquires more than 25% of Fleetwood's voting stock or, as a result of a cash tender, merger or other business combination, the majority of Fleetwood's Board of Directors is replaced. Upon the occurrence of such circumstances, the maximum severance benefit which may be paid to Fleetwood officers, including Messrs. Crean, Kummer, Nord, Smith, and Pittroff, shall be equal to three times the average annual compensation payable by Fleetwood for the five fiscal years prior to the date upon which the change of control occurred.

PERFORMANCE GRAPH

  The performance graph set forth below compares the cumulative total stockholder return on Fleetwood's Common Stock against the cumulative total return of the Standard & Poor's Corporation S & P 500 Composite Stock Price Index (S&P 500) for the most recently ended calendar year and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles for the five-year period ended on April 30, 1995. Dividend reinvestment has been assumed and, with respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period. There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Kit Manufacturing Company, Oakwood Homes Corporations, Schult Homes Corp., Skyline Corporation, Thor Industries, Inc. and Winnebago Industries, Inc. None of these companies are truly comparable to Fleetwood. All are much smaller; some are involved only in manufactured housing and others only in recreational vehicles; some are vertically integrated to a much greater extent than Fleetwood and engage, for instance, in retail sales and local development activities.


                       FIVE-YEAR CUMULATIVE TOTAL RETURN
                    VALUE OF $100 INVESTED ON APRIL 28, 1990


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           FLEETWOOD
(Fiscal Year Covered)        ENTERPRISES     PEER GROUP     BROAD MARKET
- ---------------------        -----------     ----------     ------------
Measurement Pt- 4/28/90      $100.00         $100.00        $100.00
FYE  4/30/91                 $118.21         $146.84        $117.61
FYE  4/30/92                 $154.83         $203.31        $134.13
FYE  4/30/93                 $150.49         $276.16        $146.54
FYE  4/30/94                 $166.87         $341.29        $154.34
FYE  4/30/95                 $202.04         $338.85        $181.30

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of Fleetwood Enterprises, Inc. was established on March 9, 1993. The Committee is responsible for overseeing the administration of Fleetwood's management compensation programs as they affect the compensation of senior management of the Company. In addition, the Committee is specifically responsible for administering several benefit plans of the Company, the Long-Term Incentive Plan, the 1982 Key Employee Stock Option Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan. Since the date of its last report, Director Walter F. Beran assumed the Chairmanship of the Committee.

  Fleetwood's Corporate Compensation Philosophy. Since Fleetwood was founded, it has consistently followed a management compensation philosophy which encourages growth and profitability. The system is somewhat unique in that it provides for somewhat moderate base salaries at virtually all management levels, but gives an opportunity for each manager to earn incentive compensation based on results. This performance-based approach carefully follows the philosophy of Fleetwood's founder--that managers should have an opportunity to earn more than individuals performing similar functions at other companies, but their compensation should grow only if the Company's profitability grows as well. In effect, this philosophy has always aligned Fleetwood's managers with the interests of the Company's shareholders. In addition, this approach permits Fleetwood to have lower fixed costs when economic conditions have a marked impact on Fleetwood's results.

  Fleetwood's compensation philosophy has always emphasized cash compensation and avoided many of the perquisites typically provided to corporate managers, especially members of top management. Fleetwood's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like. Instead, it has always been Fleetwood's philosophy that its managers will be given the opportunity to earn a good cash incentive and can then decide on their own whether they believe particular expenditures are necessary or desirable.

  Periodic Reviews of Executive Compensation. To assist in reviewing corporate compensation strategies, Fleetwood periodically compares its executive compensation policies with those of other companies, both in its industries and in the general business community, often using the assistance of national compensation consulting firms. Such a review was performed in 1994. As a result, some changes were made in the compensation levels of individual managers and, to ensure the continued tax deductibility of payments made to senior executives under performance-based compensation plans, the Company's Long-Term Incentive Plan and newly-created Senior Executive Incentive Compensation Plan were submitted to the shareholders and approved at the 1994 Annual Meeting. In addition, significant changes were made in the Long-Term Incentive Plan to better align Fleetwood's senior management with the concept of enhancing shareholder value, primarily by changing the measurement formula from returns on shareholders' equity to cash flow returns on Fleetwood's gross cash investment. It is the belief of members of the Committee that, since a comprehensive review was done only a year ago, no similar review was necessary or desirable this year.

  Salaries and Incentive Compensation. Aside from routine salary adjustments, no changes were made during the 1995 fiscal year with respect to corporate base salaries. It is believed by the Committee that the basic Fleetwood philosophy with respect to salaries continues to work best for the Company.

  With respect to incentive compensation, reductions were made in the percentage of bonus base profit available for incentive compensation under the corporate plan at the beginning of both fiscal 1994 and fiscal 1995. The effect of these reductions was to require additional corporate earnings each year in order for managers to earn the same level of incentive compensation as they had the previous fiscal year. In addition, prior to the beginning of the last fiscal year, Fleetwood introduced a working capital charge program at all its manufacturing plants, which also had the effect of reducing bonus base profit for the purpose of calculating incentive compensation for all managers. It is believed by the management of the Company, and by members of the Committee, that no further adjustments in the formula utilized to determine incentive compensation were necessary or desirable this year.

  Long-Term Incentive Compensation. As stated above, the basis of measurement for determining long-term compensation awards was changed at the beginning of the last fiscal year. The amended Plan, which requires returns in excess of Fleetwood's cost of capital in order for any compensation to be payable, utilizes cash flow returns on the Company's gross cash investment as its measurement device. The Committee believes that this approach better focuses Fleetwood's senior management on the importance of the proper utilization of corporate capital, which should assist in enhancing shareholder value for Fleetwood's investors.

  Fleetwood's cost of capital increased during the last fiscal year, primarily due to higher interest rates. The result was substantial increases in the targeted performance levels, raising the threshold return from 10.06% to 12.39%, the target performance level from 12.06% to 14.39%, and the maximum from 14.06% to 16.39%. Recognizing the difficulty of achieving those targets, which are substantially above Fleetwood's recent cash flow returns, and the strong return to investors in the event they are achieved, the Committee increased the award percentages for participants at each level by ten percentage points for the new award period. For example, achievement of the target performance level for the next two-year period would provide a payout of 45% of average compensation to the Plan's benchmark participant, the Company's Chief Executive Officer, as compared to a payout of 35% in the previous award period if the target for that award period is achieved.

  Stock Options. In its role of administering Fleetwood's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time, usually once per year, to key officers and managers of the Company. As with Fleetwood's long-term incentive program, it is believed that such stock option awards should be reserved for a relatively small group of senior managers who have the greatest degree of potential control over Fleetwood's strategic direction. Historically, award levels have been highest for those with the greatest degree of responsibility and the Committee intends to continue this policy.

  In previous years, option grants were typically made by the Committee, or by the Company's Stock Option Committee when it administered the program, at one particular time each year, usually in early June. Last year, this practice was determined to be inappropriate, and a policy of making option grants on a more random basis was substituted. The option grants made by the Committee in fiscal 1995 were consistent with those made in prior years under the 1992 Plan and its predecessor, except that the change in the timing of awards from a fixed date to a more random approach resulted in two awards being made to most participants last year. The individual grants were based primarily on the respective job responsibilities and compensation levels of the potential participants. The 1992 Plan also gives the Committee discretion to award restrictive stock and other compensation awards in place of or in addition to grants of stock options. The Committee has not made any such awards to date and at this time intends to concentrate on awards of non-qualified stock options.

  Compensation of Fleetwood's Chief Executive Officer. At last year's Annual Meeting, the shareholders approved the Company's Long-Term Incentive Plan and the then newly-created Senior Executive Incentive Compensation Plan, which provides incentive compensation to Fleetwood's Chief Executive Officer and President on a substantially equivalent basis to Fleetwood's basic incentive compensation program. As a result, payments made under these two performance-based plans continued to be deductible under Internal Revenue Code Section 162(m). The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by Fleetwood to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to Fleetwood officers in fiscal 1995 should be fully deductible.

  Mr. Crean's base salary and incentive compensation award remain the same for fiscal 1996 as in the past year. As stated above, the targeted performance levels for long-term incentive awards for Mr. Crean and all other participants were substantially increased, but the payout as a percentage of average compensation if the target is met was also increased. Mr. Crean's stock option awards, and those of other recipients, were similar to those of past years. All awards again involved only non-qualified stock options granted at fair market value on the date of grant. In light of Fleetwood's continuing growth in revenues and earnings in challenging economic periods, the Committee believes that Mr. Crean's compensation is appropriate.

  Walter F. Beran, Chairman                                        June 13, 1995
  Dr. Douglas M. Lawson
  Thomas A. Fuentes

                                    AUDITORS

  The firm of Arthur Andersen & Co. has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen & Co. will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

                                 ANNUAL REPORTS

  Fleetwood's Annual Report for the fiscal year ended April 30, 1995, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, Fleetwood files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN A COPY OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED ABOVE.

                    OTHER BUSINESS AND DIRECTOR NOMINATIONS

  At the time of the preparation of this Proxy Statement, Fleetwood's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of Proxy will vote or refrain from voting in accordance with their best judgment.

  Fleetwood's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or not later than 10 days after public disclosure of the annual meeting if such disclosure occurs less than 70 days prior to the date of such annual meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common Stock represented, and (c) any material interest of the shareholder in such business.

  Fleetwood's Bylaws also require that the Secretary must receive written notice of all persons to be nominated as a director at an annual meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the annual meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common Stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

                           1996 SHAREHOLDER PROPOSALS

  Shareholder proposals intended to be presented at the 1996 Annual Meeting must be received by March 21, 1996 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.
                                          By Order of the Board of Directors

                                          William H. Lear
                                          Secretary

Dated: July 19, 1995

PROXY

                             FLEETWOOD ENTERPRISES,INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking all prior proxies, hereby appoints John C. Crean and Glenn F. Kummer, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 12, 1995, and at any adjournment thereof, to elect Directors and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

      THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO (2) NOMINEES LISTED ON THE REVERSE SIDE.

              (CONTINUED AND TO BE SIGNED, ON THE REVERSE SIDE)

                                                              [SEE REVERSE SIDE]

================================================================================

[X] Please mark votes as in this example.

1.  Election of Directors
    Nominees: John C. Crean and William W. Weide

    FOR [_]      WITHHELD[_]

[_] ___________________________________
For both nominees except as noted above
                                              MARK HERE         MARK HERE
                                              FOR ADDRESS       IF YOU PLAN
                                              CHANGE AND        TO ATTEND
                                              NOTE AT LEFT[_]   THE MEETING [_]

                                              The undersigned acknowledges
                                              receipt of the Notice of Annual
                                              Meeting of Shareholders and Proxy
                                              Statement dated July 19, 1995.

                                              Please sign exactly as name
                                              appears. Joint owners should each
                                              sign. Trustees and others acting
                                              in a representative capacity
                                              should indicate the capacity in
                                              which they sign.

                                              Signature:______________ Date____

                                              Signature:______________ Date____